Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
RESTATED ARTICLES OF INCORPORATION
OF
INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

The undersigned, Martin Wade and Robert O’Callahan, do hereby certify that:

1. They are the duly elected and qualified President and Chief Financial Officer, respectively, of International Microcomputer Software, Inc., a California corporation (the “Corporation”), as of the date hereof.

2. Article ONE of the Restated Articles of Incorporation of the Corporation is amended to read as follows:

“ONE: The name of this corporation is Broadcaster, Inc.”

3. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

4. The foregoing amendment to the Restated Articles of Incorporation of the Corporation has been approved by the required vote of the shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation entitled to vote on the foregoing amendment of the Restated Articles of Incorporation of the Corporation is 30,232,127 shares of common stock of the Corporation (the “Common Stock”). The percentage vote of the Common Stock required for the approval of the foregoing amendment was more than 50% of the outstanding Common Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the required vote.

The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

Executed in Novato, California on June 1, 2006.

By:  /s/ Martin Wade
Martin Wade
President

By:  /s/ Robert O’Callahan
Robert O’Callahan
Chief Financial Officer